Exhibit 10.12

EMPLOYMENT AGREEMENT

(                            )

EMPLOYMENT AGREEMENT (the “Agreement”) dated                     , 2007 by and between Virgin Mobile USA, LLC (the “Company”) and                     (“Executive”).

The Company and Executive desire to continue Executive’s employment with the Company and to enter into an agreement embodying the terms of such continued employment;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on                          , 2007 and ending on the third anniversary thereof (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s                     . In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company. If requested, Executive shall also serve as a member of the Board without additional compensation.

b. During the Employment Term, Executive shall devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer; provided that nothing herein shall preclude Executive, subject to the prior approval of the Chief Executive Officer after consultation with the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate in effect as of the date of this Agreement ($                    ), payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee and the Chief Executive Officer. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as determined in the sole discretion of the Compensation Committee and the Chief Executive Officer pursuant to the terms of the Company’s Annual Incentive Plan (or any successor annual incentive compensation plan that may be adopted by the Company from time to time). The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5. Equity Arrangements. Except as expressly modified pursuant to the terms of this Agreement, Executive’s equity awards (if any) from the Company shall be subject to the terms and conditions set forth in the relevant equity or equity-based award plan, award agreement(s) and the Company’s Third Amended and Restated Limited Liability Company Agreement, dated as of August 25, 2003, as amended from time to time, including after the date hereof (the “LLC Agreement”).

6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least sixty (60) days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean, during the Employment Term: (i) Executive’s willful misconduct or gross negligence with regard to the Company; (ii) Executive’s failure to follow proper legal written direction of the Board or the Chief Executive Officer within five (5) business days after written notice by the Board or the Chief Executive Officer that failure to follow such direction shall be grounds for termination; (iii) Executive’s failure to attempt in good faith to perform Executive’s duties hereunder (other than a result of incapacity due to physical or mental illness) within ten (10) days after delivery of a written demand for substantial performance by the Board; (iv) Executive’s conviction of or plea of guilty or no contest to a misdemeanor involving fraud or theft or a felony; or (v) Executive’s breach of the provisions of Section 9 or 10 of this Agreement which breach is not cured within fifteen (15) business days after Executive’s receipt of written notice thereof from the Company. No act or failure to act will be considered to be “willful” if undertaken (or omitted to be done) in good faith and with a reasonable belief that such action or inaction was in the best interests of the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of one hundred eighty (180) days in any twelve (12) month period to perform Executive’s material duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights. Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean, during the Employment Term (A) any material adverse diminution in Executive’s duties or responsibilities such that they are materially inconsistent with Executive’s position (except for diminution due to Executive’s disability or temporary illness or other absence), (B) failure of the Company to timely pay Executive any of the compensation set forth in Sections 3, 4 or 5 of the Agreement or (C) the LLC Agreement or any successor agreement is modified after the date hereof to materially adversely affect Executive’s duties or authorities or other interests without Executive’s written consent; provided that no such event(s) shall constitute “Good Reason” unless Executive has given written notice to the Company of Executive’s intention to resign for Good Reason within 90 days of the occurrence of any such event and the Company shall have failed to cure such event(s) within thirty (30) days after receipt by the Company from Executive of written notice describing in detail such events.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive, subject to Executive’s delivery of a customary release of claims in favor of the Company:

(A) the Accrued Rights;

(B) subject to Executive’s continued compliance with the provisions of Sections 9 and 10:

(1) payment of either (i) Base Salary continuation payments (paid in accordance with the Company’s regular payroll practices) for the twelve (12) month period following the date of Executive’s termination of employment and continued health, death and disability benefits during such twelve (12) month period (or, if sooner, until the first day of Executive’s eligibility to participate in a comparable health plan maintained by a subsequent employer) or (ii) in the event such termination occurs within twelve (12) months following a “Change of Control” or a “V/S

Change of Control” (as such terms are defined in the Company’s 2006 Stock Appreciation Rights Plan), a lump sum payment equal to Executive’s Base Salary, paid twenty (20) days following Executive’s termination of employment; and

(2) payment of either (i) 80% of any Annual Bonus or Debt Bonus Plan amounts (other than any Accrued Rights) that otherwise would have been earned by Executive during the twelve (12) month period following the date of Executive’s termination of employment based on assumed target level performance for such period, payable when such Annual Bonus and/or Debt Bonus Plan amounts would have otherwise been payable had Executive’s employment not terminated or (ii) in the event such termination occurs within twelve (12) months following a Change of Control or a V/S Change of Control, 100% of the Annual Bonus and Debt Bonus Plan amounts that Executive would have been entitled to receive if target level performance were achieved for the calendar year in which termination of employment occurs, payable in a lump sum within twenty (20) days following Executive’s termination of employment;

(C) a pro rata portion of the actual Annual Bonus for the year of termination that Executive would have been entitled to receive pursuant to Section 4 hereof in such year, based on actual Company performance for the year of termination and upon the percentage of the fiscal year that shall have elapsed through the date of termination of Executive’s employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated;

(D) with respect to the portion of Executive’s equity awards from the Company that are vested as of the date of Executive’s termination of employment (including, without limitation, any equity awards that become vested pursuant to clause (E) below), participation in the option liquidity facility for 2008-2012 that is established by the Company (the “Option Liquidity Facility”) on the same basis as active Company employees, subject to the general terms of such Option Liquidity Facility, including, without limitation, terms related to required Company performance hurdles (and pro-rata reduction in exercise opportunities due to failure to meet such performance hurdles) and the option buyout calculation methodologies with respect to such Option Liquidity Facility; provided, however, that Executive’s right to participate in any liquidity period following Executive’s termination of employment shall lapse to the extent Executive does not exercise his right to participate in any such liquidity period to the maximum extent possible. In the event that Executive’s option awards with the Company do not relate to publicly traded securities at the time of Executive’s termination of employment, then any vested options held by Executive as of the date of Executive’s termination of employment shall remain exercisable until the earlier of (i) the termination of the Option Liquidity Facility (or the post-

termination of employment exercise period under the terms of the option agreement, if later) or (ii) the expiration of the full term of the option pursuant to its terms (but no later than 10 years from the original date of grant, and such option agreements shall be deemed to have been amended accordingly.; and

(E) accelerated vesting of any then outstanding equity awards that otherwise would have become vested during the twelve (12) month period following the date of Executive’s termination of employment; provided that in the event such termination occurs within twelve (12) months following a Change of Control or a V/S Change of Control, then 100% of Executive’s then outstanding equity awards shall become immediately vested.

The aggregate amount described in Section 8(c)(iii)(B) and (C) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates. In addition, without prejudice to the Company’s other remedies at law or in equity, if Executive (x) breaches any of his obligations under Section 9 (which remains uncured for ten (10) days following written notice from the Company of such breach) or (y) materially breaches, during the three-year period following Executive’s termination of employment with the Company, the confidentiality restrictions set forth in Executive’s Employment Rights Agreement with the Company (including any willful breach or disclosure of material confidential information or other disclosure which could reasonably be expected to result in material harm to the Company), Executive hereby agrees to promptly repay to the Company all amounts paid to him under Section 8(c)(iii)(B) and (C).

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

9. Employment Responsibilities Agreement. Reference is made to Executive’s Employment Responsibilities Agreement with the Company (the “ERA”), a copy of which is attached hereto as Exhibit A and incorporated into this Agreement by reference. Executive hereby reaffirms Executive’s obligations under the ERA. Without limiting Executive’s obligations under the ERA, Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that the term “Competition” as defined in the ERA is hereby amended to include (in addition to the actions that currently constitute “Competition” under the ERA) any participation, as an individual, stockholder (through ownership of one percent (1%) or less of the outstanding stock of a public company), employee, officer, director, investor, consultant or otherwise, in any business that competes in any material respect with the wireless telecommunications business of the Company or its subsidiaries as in effect upon the date of Executive’s termination of employment.

10. Non-Disparagement. Executive agrees not to make any disparaging, derogatory or untrue statements about the Company or any of its affiliates to anyone, including but not limited to the general public, press or other media.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Limitation on Certain Payments. Notwithstanding any other provision of this Agreement:

a. In the event the Company (or its successor) determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”; provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Company), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

b. If the determination made pursuant to clause (a) of this Section 12 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 12, Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within ten days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election. Within ten days following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute to or for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.

c. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this Section 12 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (i) of this Section 12 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

13. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Mitigation/No Set Off/Beneficiary. Executive shall have no obligation to mitigate any amounts due him under Section 8 and any such amounts shall not be reduced by amounts earned by Executive for subsequent employment. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set off, counterclaim or recoupment solely of fixed amounts owed by Executive to the Company or its affiliates (e.g., under promissory note or amounts payable by Executive to the Company hereunder) and in no other instance. In the event Executive dies after termination of employment, but prior to the payment of any amounts due under Section 8, such amounts shall be paid to Executive’s estate or designated beneficiary.

g. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 13(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Virgin Mobile USA, LLC

10 Independence Blvd.

Warren, NJ 07059

Attention: General Counsel

Telecopy: (908) 607-4078

Confirmation: (908) 607-4017

Or such other address at which the Company’s principal executive offices are relocated.

with a copy to:

Virgin Mobile USA, LLC

10 Independence Blvd.

Warren, NJ 07059

Attention: Chief People Officer

Telecopy: (908) 607-4078

Confirmation: (908) 607-4016

Or such other address at which the Company’s principal executive offices are relocated.

with a copy to:

Bluebottle USA Holdings L.P.

65 Bleeker Street

6th Floor

New York, NY 10012

Attention: Frances Farrow

Telecopy: (212) 213-4399

Confirmation: (646) 435-7090

with a copy to:

Sprint Ventures, Inc.

c/o Sprint Spectrum L.P.

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Vice President, Business Development

Telecopy: (913) 762-0109

Confirmation: (913) 762-7797

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Prior Agreements. This Agreement supersedes all prior agreements (except the ERA) and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company.

l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

o. Disputes. Any dispute with regard to the enforcement of this Agreement or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of injunctive relief to preserve the status quo pending arbitration in accordance with applicable law under Section 13 hereof, shall be exclusively resolved by a single arbitrator at an arbitration to be conducted in New York City before, and pursuant to the National Rules for the Resolution of Employment Disputes rules of the American Arbitration Association (“AAA”) with the arbitrator applying the substantive law of the State of

New York as provided for under Section 13(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys fees and disbursements and other costs of the arbitration.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[ ]	VIRGIN MOBILE USA, LLC

By:
Name:
Title:

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